FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
April 29, 2009	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS THIRD QUARTER RESULTS,
DECLARES QUARTERLY DIVIDEND OF $.12 PER SHARE,

    Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. (“Bank”), today announces net income available to common shareholders for the third quarter of fiscal 2009 of $865,000, a decrease of $33,000, or 3.7%, as compared to $898,000 in net income available to common shareholders earned during the same period of the prior fiscal year.  Third quarter earnings were $0.42 per diluted common share, an increase of 5.0% as compared to $0.40 per diluted common share earned during the same period of the prior fiscal year.  Net income available to common shareholders for the first nine months of fiscal 2009 was $2.6 million, an increase of $60,000, or 2.3%, as compared to $2.6 million in net income available to common shareholders earned during the same period of the prior fiscal year.  Earnings for the first nine months of the fiscal year were $1.24 per diluted common share, an increase of 6.0% as compared to $1.17 per diluted common share earned during the same period of the prior fiscal year.  The increase in quarterly and year-to-date earnings was due primarily to an increase in net interest income for the three- and nine-month periods ended March 31, 2009, of $500,000 and $2.0 million, respectively, partially offset by decreases of $19,000 and $633,000, respectively, in noninterest income, increases of $354,000 and $723,000, respectively, in noninterest expense, and increases of $60,000 and $460,000, respectively, in loan loss provisions, all as compared to the same periods of the prior year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 21, 2009, declared a cash dividend of $.12 per share, its 60th consecutive quarterly dividend since the inception of the Company.  This dividend will be paid on May 29, 2009, to shareholders of record at the close of business on May 15, 2009.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Use of Capital Purchase Program Funding:

In December 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP).  The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter.  The Treasury Department created the CPP with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  As of March 31, 2009, the Company has increased loan balances by $15.4 million in the current fiscal year, and by $28.5 million over the last twelve months.  Additionally, the Company has contributed to the accomplishment of Treasury’s objective by leveraging the investment to support the purchase of $15.1 million in agency-backed collateralized mortgage obligations (CMOs) and $5.6 million in municipal debt, helping to improve the availability of credit in two distressed markets.  The majority of these securities purchases would not likely have been made by the Company, absent the Treasury investment.  Including both securities and direct loans, the Company has increased its investment in credit markets by $44.7 million over the last twelve months.

In addition, on April 16, 2009, the Company announced the signing of a definitive agreement with Southern Bank of Commerce, a troubled financial institution headquartered in Paragould, Arkansas, whereby Southern Bank of Commerce will be acquired by the Company and merged into Southern Missouri Bank and Trust Co.  The Company anticipated, at the time it applied for the CPP funding, that some troubled institutions would likely become available given the current state of the economy and the banking system.  The Company also believed that it could assist Treasury in meeting its goals by helping to make credit available in communities in which such institutions are located.  From December 31, 2006, through December 31, 2008, gross loans at Southern Bank of Commerce fell by 32.9%.  The Company anticipates reversing that decline, which will assist in the accomplishment of Treasury’s stated goals for the CPP.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $37.8 million, or 9.0%, to $455.6 million at March 31, 2009, as compared to $417.8 million at June 30, 2008.  This growth was partially due to the Company’s leveraged use of the $9.6 million preferred stock investment by the Treasury under its CPP.  Asset growth has been funded primarily with deposit growth, as well as additional Federal Home Loan Bank (FHLB) advances, securities sold under agreements to repurchase, and the CPP investment.

Available-for-sale investments increased $18.6 million, or 46.7%, to $58.5 million at March 31, 2009, as compared to $39.9 million at June 30, 2008.  Investment growth was primarily comprised of collateralized mortgage obligations (CMOs) and municipal bonds.  Loans, net of the allowance for loan losses, increased $15.4 million to $358.4 million at March 31, 2009, an increase of 4.5%, as compared to $343.1 million at June 30, 2008.  The increase primarily reflects growth in commercial real estate loans of $8.0 million, residential real estate loans of $2.7 million, and commercial loans of $2.2 million.  Asset quality remains strong, with annualized net loan charge-offs for the first nine months of fiscal 2009 totaling 0.11% of average loans, compared with annualized net recoveries of 0.05% during the same period of the prior year.  Our allowance for loan losses at March 31, 2009, totaled $4.3 million, representing 1.18% of total loans and 2,120% of non-performing loans, compared to $3.6 million, or 1.03% of total loans, and 58,865% of non-performing loans, at June 30, 2008.  The increased allowance was primarily due to management assumptions regarding the health of the national and regional economy, and the potential for declining real estate collateral values, as well as increased loan portfolio balances in the fiscal year-to-date.  In general, the Company does not anticipate that it will realize the level of credit problems that have been experienced by financial institutions more heavily involved in either subprime or Alt-A (e.g., low- or no-documentation) residential lending, or construction and development lending.

Total liabilities increased $27.1 million to $414.5 million at March 31, 2009, an increase of 7.0% as compared to $387.3 million at June 30, 2008.  Deposits increased $14.4 million to $306.7 million at March 31, 2009, an increase of 4.9%, as compared to $292.3 million at June 30, 2008.  The increase in deposits was due primarily to a $23.3 million increase in interest-bearing checking accounts, a $2.9 million increase in non-interest checking accounts, and a $6.1 million increase in certificates of deposit, partially offset by a $15.3 million decrease in combined money market passbook savings and money market deposit accounts, and a $2.7 million decrease in statement savings accounts.  Included in those figures is a decrease in public unit funds of $13.4 million, and an increase in brokered CDs of $4.2 million, meaning that retail, non-brokered deposits were up $23.7 million since June 30, 2008.  The Company attributes strong deposit growth to introduction of its new “rewards checking” product, which provides the depositor an above-market yield on their checking account when the customer meets certain conditions such as debit card use and receipt of electronic monthly statements.  The average loan to deposit ratio for the quarter was 120%, as compared to 116% for the same period of the prior year.  FHLB advances increased $8.5 million, or 13.2%, to $72.5 million at March 31, 2009, as compared to $64.1 million at June 30, 2008.  At March 31, 2009, FHLB borrowings included no short-term borrowings, compared to $5.6 million in short-term borrowings at June 30, 2008.  The Company secured $9.0 million in long-term, callable advances, and a $5 million one-year advance during the first nine months of fiscal 2009.

The Company’s stockholders’ equity increased $10.7 million, or 35.0%, to $41.1 million at March 31, 2009, from $30.5 million at June 30, 2008.  The increase was due primarily to the $9.6 million investment in perpetual preferred equity by the Treasury under the terms of its CPP, described above.  Additionally, capital increased due to retention of net income, an increase in the market value of the Company’s available-for-sale investment portfolio, and the exercise of stock options outstanding, partially offset by stock repurchases and cash dividends paid.

Income Statement Summary:

The Company’s net interest income for the three- and nine-month periods ended March 31, 2009, was $3.6 million and $10.5 million, respectively, increases of $500,000, or 16.2%, and $2.0 million, or 23.7%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and nine-month periods, the increases reflected our growth initiatives, which resulted in increases in the average balances of both interest-earning assets and interest-bearing liabilities, and an expansion of our net interest rate spread.  Our interest rate spread was 3.09% and 3.13%, respectively for the three- and nine-month periods ended March 31, 2009, as compared to 2.95% and 2.76%, respectively, for the same periods of the prior fiscal year.  The increases in average interest rate spread, compared to the same periods of the prior fiscal year, were the result of a decrease in rates paid on interest-bearing deposits and borrowings, partially offset by a decrease in loan and investment yields.

The provision for loan losses for the three- and nine-month periods ended March 31, 2009, was $410,000 and $1.0 million, respectively, as compared to $350,000 and $550,000, respectively, for the same periods of the prior year.  The increases in provisions were primarily due to management’s belief that it is appropriate to maintain larger reserves in light of rising unemployment and declining real estate prices, which could affect the Company’s collateral.  In addition, the Company’s growth, over the last several years, in its commercial and commercial real estate loan portfolios has required increased provisions for loan losses, as those loan types generally carry additional risk.

The Company’s noninterest income for the three- and nine-month periods ended March 31, 2009, was $582,000 and $1.2 million, respectively, decreases of $19,000, or 3.2%, and $633,000, or 35.3%, as compared to the same periods of the prior fiscal year.  The decrease for the three-month period was primarily due to lower NSF volume, partially offset by higher income from debit card activity, secondary loan market originations, and fees shared on discount brokerage commissions.  For the nine-month period, decreases were primarily due to the charges incurred to recognize the other-than-temporary impairment (“OTTI”) of two investments held by the Company.  Outside those charges, noninterest income would have increased 2.6% in the nine-month period ended March 31, 2009, attributable to increased debit card activity fees and secondary market loan sale income.

Noninterest expense for the three- and nine-month periods ended March 31, 2009, was $2.3 million and $6.6 million, respectively, increases of $354,000, or 17.8%, and $723,000, or 12.3%, respectively, compared to the same periods of the prior fiscal year.  For both the three- and nine-month periods, the increases in noninterest expense were primarily in the categories of compensation and benefits and deposit insurance assessments. Compensation has increased due to the addition of key personnel by the Company, and due to salary increases for existing staff; deposit insurance assessments have increased as the FDIC has raised the base assessment rate in order to support the Deposit Insurance Fund. The efficiency ratio for the three- and nine-month periods ended March 31, 2009, was 56.3% and 56.5%, respectively, compared to 54.0% and 57.1%, respectively, for the same periods of the prior fiscal year.

Income tax provisions for the three- and nine-month periods ended March 31, 2009, were $423,000 and $1.3 million, respectively, decreases of $19,000, or 4.4%, and $22,000, or 1.7%, compared to the same periods of the prior fiscal year.  Our effective tax rate for the three- and nine-month periods ended March 31, 2009, was 30.1% and 30.9%, respectively, as compared to 33.0% for the both periods of the prior fiscal year.  For both the three-and nine-month periods, the decrease in the effective tax rate was attributable to the Company’s increased investment in tax-exempt securities and purchases of tax credits; the decrease in tax provisions was due to the lower effective tax rate, partially offset by higher pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2009	June 30, 2008

Total assets	$455,580,000	$417,820,000
Available-for-sale securities	58,542,000	39,915,000
Loans, net	358,437,000	343,070,000
Allowance for losses on loans	4,283,000	3,567,000
Non-performing assets	690,000	67,000
Deposits	306,699,000	292,257,000
FHLB advances	72,500,000	64,050,000
Securities sold under repurchase agreements	26,234,000	21,804,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	41,126,000	30,472,000

Equity to assets ratio	9.03%	7.29%
Allowance as a percentage of gross loans	1.18%	1.03%
Non-performing loans as a percentage of gross loans	0.06%	0.00%

Per common share:

Closing Market Price	$10.80	$15.49
Tangible book value / common share	14.37	13.11

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data:	2009	2008	2009	2008
Net interest income	$3,575,000	$3,076,000	$10,487,000	$8,478,000
Provision for loan losses	410,000	350,000	1,010,000	550,000
Noninterest income	582,000	601,000	1,158,000	1,791,000
Noninterest expense	2,340,000	1,987,000	6,584,000	5,861,000
Income taxes	423,000	442,000	1,253,000	1,274,000
Net income	984,000	898,000	2,798,000	2,584,000
Effective dividend on preferred shares	119,000	-	154,000	-
Net income available to common shareholders	$865,000	$898,000	$2,644,000	$2,584,000

Per common share:
Basic net income available to common shareholders	$.42	$.41	$1.24	$1.18
Diluted net income available to common shareholders	$.42	$.40	$1.24	$1.17
Cash dividends	$.12	$.10	$.36	$.30

Average common shares outstanding	2,082,627	2,212,961	2,136,583	2,194,069
Average diluted common shares outstanding	2,083,067	2,223,677	2,137,389	2,203,772

Profitability Ratios:
Return on average assets	0.87%	0.90%	0.86%	0.89%
Return on average common equity	11.05%	11.81%	11.43%	11.63%

Net interest margin	3.36%	3.25%	3.39%	3.09%
Net interest spread	3.09%	2.95%	3.13%	2.76%

Efficiency Ratio	56.30%	54.03%	56.54%	57.07%